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                                                                     Exhibit 4.4


                                 HOLLINGER INC.
                       NON-COMPETITION, NON-SOLICITATION
                         AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made as of the 15th day of November, 2000

BETWEEN:

               CANWEST GLOBAL COMMUNICATIONS CORPORATION, a corporation governed by the laws of Canada
               ("CanWest")

                                    - and -

               3815668 CANADA INC., a corporation governed by the laws of Canada ("CanWest Subco")

                                    - and -

               HOLLINGER INC., a corporation governed by the laws of Canada ("Hollinger")

BACKGROUND:

A. Pursuant to an agreement (the "Transaction Agreement") dated July 30, 2000 between CanWest and certain of the affiliates of Hollinger (the "Vendors"), CanWest has agreed to purchase and the Vendors have agreed to sell certain of the businesses and assets of the Vendors to CanWest as a going concern (the "Acquired Business").

B. CanWest Subco is a subsidiary of CanWest through which CanWest is purchasing the Acquired Business.

C. The Acquired Business currently carries on the business of owning and operating newspapers, magazines, specialty publications, internet content providers, a web-site portal and related businesses in Canada.

D. Hollinger and its affiliates have knowledge of proprietary and confidential information and trade secrets of the Acquired Business of a competitively sensitive nature which constitute substantial assets of the Acquired Business, the value of which would be lost or impaired if Hollinger or its affiliates were to compete with the Acquired Business or use or disclose such information.

E. The consideration to be paid by CanWest Subco to the Vendors pursuant to the Transaction Agreement includes a substantial amount which is attributable to the goodwill of the Acquired Business, and it is a condition of the completion of the transactions under the Transaction Agreement that Hollinger, its affiliates and certain of its or its affiliates' senior

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executives, execute and deliver to CanWest and its affiliates agreements respecting non-competition, non-solicitation and confidentiality.

NOW THEREFORE in consideration of the foregoing, the parties hereto covenant, acknowledge and agree as follows:

1. DEFINITIONS - In this Agreement and the recitals hereto and any amendments to this Agreement, unless the context otherwise requires, the following words and phrases shall have the meaning set forth after them:

     "ACQUIRED BUSINESS" has the meaning given it in Recital A;

     "AFFILIATE" has the meaning given in the Canada Business Corporations Act;

     "COMPETING BUSINESS" means any business engaged in:

     (a) the ownership, operation or publishing of Publications which are distributed within any postal code in which any Publication acquired by CanWest and/or its Affiliates pursuant to the Transaction Agreement, other than the interest in the National Post (an "INITIAL PUBLICATION") is distributed on the Effective Date (the "RESTRICTED AREA") other than any incidental distribution within the Restricted Area of any such Publication which is intended to be distributed primarily outside the Restricted Area; provided, however, that if CanWest or its Affiliates discontinues the operations of any Initial Publication, the Restricted Area with respect to CanWest and its Affiliates will no longer consist of those postal codes in which that Initial Publication was distributed as of the Effective Date, unless another Initial Publication was distributed in those same postal codes on the Effective Date;

     (b) the provision of news content and advertising through the internet which is primarily directed at Persons residing within the Restricted Area;

     (c) the ownership or operation of a generalized web-site portal or specialized web-sites that offer content, services and links comparable to that offered by Canada.com, Carclick.com, Homeclick.com, Careersclick.com, and other forms of classified advertising and web-sites providing local or nature news and informative content and Face-off.com, which web-sites are targeted primarily at users comparable to those targeted by such web-sites but, for greater certainty, excluding businesses in which Hollinger or its Affiliates hold portfolio investments immediately after the Effective Date and web-sites related to the Publications owned and operated by Hollinger or its Affiliates; and

     (d)    the operation of a nationally distributed newspaper.


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     "EFFECTIVE DATE" means the date of closing of the transaction contemplated by the Transaction Agreement;

     "PERSON" means any individual, legal or personal representative, partnership, company, corporation, incorporated syndicate, unincorporated association, trust, governmental body or department agency or division of a government, association, joint venture or other business or governmental entity;

     "PUBLICATION" means daily, weekly or specialty newspapers, shopping guides, magazines or specialty publications;

     "TRANSACTION AGREEMENT" has the meaning given it in Recital A;

2. NON-COMPETITION - Except for or on behalf of CanWest and its Affiliates or the Acquired Business or as provided in Sections 3 and 4, Hollinger, on its own behalf and on behalf of its Affiliates, covenants and agrees with CanWest, that neither it nor any of its Affiliates shall directly or indirectly, at any time during the five (5) year period from the date hereof, either alone or in conjunction with any Person, whether as principal, agent, shareholder, consultant, manager, owner, partner, limited partner, joint venturer, trustee, or in any other capacity whatsoever, invest in, undertake, carry on, be engaged in, be concerned with, have a financial interest in, advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by or associated with any Person engaged in, concerned with or interested in, directly or indirectly, an undertaking or business in Canada which is engaged in a Competing Business.

3.   EXCEPTIONS - Nothing in this Agreement shall:

     (a) restrict or prevent Hollinger or any of its Affiliates from holding or purchasing the publicly-traded securities of a Person (a "Competitor") engaged in a Competing Business in Canada, provided that the securities of the Competitor held by Hollinger and its Affiliates collectively do not exceed 5% of the outstanding securities of the Competitor, or 5% of the outstanding voting shares of the Competitor;

     (b) restrict Hollinger or any of its Affiliates from continuing to own and operate in the normal course the balance of their newspaper businesses and interests remaining after the completion of the sale to CanWest of the Acquired Business, including the interest in The National Post Company; or

     (c) subject to Section 4, restrict Hollinger or any of its Affiliates from acquiring a Competing Business as part of the acquisition of, or merger with another business where: (i) the value of such Competing Business at the time of the acquisition by Hollinger represented less than 5% of the total value of the transaction or group of related transactions in which Hollinger acquired the Competing Business; or (ii)


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            the revenues of the Competing Business represent less than 5% of the consolidated annual revenues of the acquired or merged business as a whole (each an "Incidental Acquisition").

4. ACQUISITION OF A COMPETING BUSINESS - Hollinger shall not be in default of this Section 4 if it owns and operates a Competing Business following the completion of an acquisition or merger resulting in an Incidental Acquisition (in this Section 4, the "Closing") provided that:

     (a) immediately following the Closing, Hollinger provides Notice (as defined in the Transaction Agreement) to CanWest of the Closing and offers to sell the Incidental Acquisition to CanWest, such offer to set out the price in cash and the principal terms of the proposed sale, and provides CanWest with sufficient information respecting the Incidental Acquisition which would permit a reasonable prospective purchaser of such business to assess the merits of an acquisition;

     (b) CanWest shall have thirty (30) business days from the date of the Notice from Hollinger of the acquisition of the Incidental Acquisition to accept or reject the offer, during which time it may conduct standard due diligence investigations in respect of which Hollinger shall provide all customary cooperation and additional information;

     (c) if CanWest does not advise Hollinger within such thirty (30) business day period that it wishes to accept the offer, then Hollinger's offer shall be deemed to have been rejected. Subject to
            Section 4(e), if the offer is or is deemed rejected, Hollinger shall have a period of twelve (12) months after the date of Closing to complete a sale of the Incidental Acquisition to any other person;

     (d) if Hollinger is unable to complete a sale of the Incidental Acquisition to a third party as provided herein within twelve (12) months after the date of Closing, Hollinger shall not operate it or any part thereof following such twelve (12) month period and shall close the operations of the Incidental Acquisition; and

     (e) during the period following the Closing and prior to the sale to a third party, Hollinger shall not make (i) any material changes to the Incidental Acquisition; or (ii) any capital investment in the Incidental Acquisition; except as may be required to enable such business to operate in the normal and ordinary course.

5.   NON-SOLICITATION

     (a) Hollinger, on its own behalf and on behalf of its Affiliates, covenants and agrees with CanWest and CanWest Subco that except for or on behalf of the Acquired Business or with the written consent of CanWest, neither it nor any of its

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            Affiliates shall directly or indirectly, at any time within a period of five (5) years from the date hereof:

            (i) induce or attempt to induce any of the employees of the Acquired Business to leave his or her employment; or

            (ii) employ or attempt to employ any senior executive or management employees, publishers, journalists or senior editorial personnel of any of the individual business units comprising the Acquired Business, unless the employee has been dismissed by CanWest or its Affiliates or resigned his or her employment at least three (3) months prior to the employment of such individual by Hollinger or its Affiliate.

     (b) Section 5(a)(i) will not apply in respect of any employees of the Acquired Business who apply to Hollinger for a position (i) on an unsolicited basis, (ii) in response to an advertisement, or (iii) through an arm's length executive recruitment process normally carried on by Hollinger, provided Hollinger, directly or indirectly, has not initiated the contact with the employee.


6. CONFIDENTIALITY - Hollinger acknowledges that it and its Affiliates have had access to confidential and proprietary information and trade secrets of the Acquired Business, the disclosure of any of which confidential and proprietary information and trade secrets to competitors of the Acquired Business or to the general public would be detrimental to the best interests of the Acquired Business and Hollinger acknowledges and agrees with CanWest and CanWest Subco that the right to maintain the confidentiality of such confidential and proprietary information and trade secrets, and the right to preserve the goodwill of the Acquired Business, constitute proprietary rights which each of CanWest and CanWest Subco is entitled to protect. Accordingly, Hollinger covenants and agrees with CanWest and CanWest Subco that neither it nor any of its Affiliates will at any time hereafter disclose any of such confidential and proprietary information except to its employees, consultants or other representatives to the extent required to discharge its obligations under the Management Services Agreement between Hollinger and an Affiliate of CanWest dated the date hereof, provided that no liability shall attach to any disclosure of information which:

     (a) was already in the public domain or comes into the public domain or becomes available to Hollinger from a third party, without any breach of this Agreement or any other obligation of confidentiality to CanWest or CanWest Subco;

     (b) is required to be disclosed pursuant to applicable laws or pursuant to policies or regulations of any regulatory authority or public body having jurisdiction over a party; or

     (c)    is required to be disclosed in any arbitration or legal proceeding.


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7.   RESTRICTIONS REASONABLE - Hollinger acknowledges that the time, scope, geographic area and other provisions of this Agreement are reasonable in the circumstances of the transactions contemplated by the Transaction Agreement and are given as an integral and essential part of the transactions contemplated by the Transaction Agreement and are necessary in order to protect and maintain the business and assets and goodwill acquired by CanWest and CanWest Subco in connection with the transactions contemplated by the Transaction Agreement.

8. ADDITIONAL REMEDIES - Hollinger acknowledges and understands that breach or threatened breach by it or any of its Affiliates, or non-performance by it of any of the covenants or promises contained herein may cause irreparable damage to CanWest, its Affiliates or the Acquired Business but not result in any readily quantifiable damages or that the remedy at law may be inadequate. Accordingly, Hollinger agrees and accepts that CanWest and/or CanWest Subco may, in addition to any other claim for relief, enforce the performance of any covenant of this Agreement by injunction or other equitable relief upon application to a court of competent jurisdiction without requirement to prove the inadequacy of available remedies, and agrees not to plead sufficiency of damages as a defence in any proceeding for injunctive or other equitable relief brought by CanWest or CanWest Subco to enforce the provisions of this Agreement. Hollinger agrees that since all of the restrictions in this Agreement are reasonable, all defences to the strict enforcement thereof by CanWest or CanWest Subco are hereby waived. Furthermore, the existence of any claim or cause of action which Hollinger or any of its Affiliates may have against CanWest or CanWest Subco shall not constitute a defence or bar to the enforcement of any of the provisions of this Agreement and shall be pursued by separate action by Hollinger.

9. GOVERNING LAW AND ATTORNMENT - This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract and in such proceeding the parties shall attorn to the laws of Ontario and the non-exclusive jurisdiction of the Ontario courts and agree not to dispute the competence or jurisdiction of such court.

10. ASSIGNMENT - Neither this Agreement nor any rights or obligations hereunder may be assigned by any of the parties hereto, except;

     (a) CanWest or CanWest Subco may assign the benefit of this Agreement to a purchaser of an Initial Publication as it applies to the Restricted Area applying to such publication and the solicitation and employment of the employees of such Initial Publication and in the event of a sale of an Initial Publication by CanWest or an Affiliate of CanWest in a circumstance where the purchaser wishes the benefit of this Agreement, Hollinger will and will cause its Affiliates to enter into an agreement or agreements with the purchaser of the Initial Publication on terms and conditions which are comparable to those in this Agreement for the remaining portion of the Agreement to the effect contemplated in this subsection (a) and in such events the definition of "Restricted Business" in this Agreement shall be

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            amended such that it will no longer include those postal codes in which that Initial Publication was distributed as of the Effective Date, unless another Initial Publication was distributed in those same postal codes on the Effective Date;

     (b) CanWest and CanWest Subco may assign this Agreement and the benefit thereof to an Affiliate as part of an internal reorganization.

11. SUCCESSORS AND ASSIGNS - The provisions of this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12. NON-WAIVER - The failure of any party to this Agreement to require the performance of any term or condition of this Agreement or the waiver by any party of any breach of this Agreement, shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

13. AFFILIATES - At the written request of CanWest, Hollinger shall cause its Affiliates to execute an agreement with CanWest or any of its Affiliates substantially in the form of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto of the date first above written.


                                       CANWEST GLOBAL COMMUNICATIONS
                                       CORPORATION


                                       By:
                                           --------------------------------


                                       3815668 CANADA INC.


                                       By:
                                           --------------------------------


                                       HOLLINGER INC.


                                       By: /s/ Peter Y. Atkinson
                                           --------------------------------